UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

May 5, 2016

WALKER INNOVATION INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33700	30-0342273
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Two High Ridge Park Stamford, CT	06905
(Address Of Principal Executive Offices)	(Zip Code)

(203) 461-7200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

Walker Innovation Inc. (the "Company" ) held its Annual Meeting of Stockholders on May 5, 2016. At that meeting there were 7,260,966 shares of Common Stock and 14,999,000 shares of Series B Convertible Preferred Stock present in person or by proxy and entitled to vote. Each share of Common Stock entitles its holder to one vote on any matter submitted to the stockholders. The holder of the Series B Convertible Preferred Stock vote together with the Common Stock on all matters where stockholders are entitled to vote. The holders of the Series B Convertible Preferred Stock are entitled to cast an aggregate of 80% of the total votes that may be cast with respect to any such matter. The matters voted upon and the results of the vote (after giving effect to the foregoing weighting of votes cast) are set forth below.

Proposal One: Election of Directors. Stockholders elected each of the following nominees as director to hold office until the 2017 Annual Meeting and until his or her successor is elected and qualified.

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Jay S. Walker	29,799,146	25,342	1,270,298
Jonathan Ellenthal	29,807,072	17,415	1,270,298
Nathaniel J. Lipman	29,807,520	16,967	1,270,298
Richard J. Salute	29,807,520	16,967	1,270,298
Sharon Barner	29,807,520	16,967	1,270,298
Harvey W. Schiller, Ph.D.	29,807,072	17,415	1,270,298

Proposal Two: Approval of an amendment to the Company's Bylaws to allow for stockholder removal of directors with or without cause. Stockholders approved the amended bylaws.

Votes For	Votes Against	Abstentions	Broker Non-Votes
31,010,766	6	0	84,003

Proposal Three: Ratification of Appointment of Independent Auditors. Stockholders approved the ratification of the appointment of Marcum, LLP as the Company's independent auditors for the fiscal year ending December 31, 2016.

Votes For	Votes Against	Abstentions
31,041,196	53,589	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 5, 2016

WALKER INNOVATION INC.

By:	/s/ Jonathan Ellenthal
Name:	Jonathan Ellenthal
Title:	Vice Chairman and CEO